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                                                                    EXHIBIT 3.0

                        CERTIFICATE OF AMENDMENT TO THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                          OF R&G FINANCIAL CORPORATION

                  I, Enrique Umpierre-Suarez, the duly appointed Secretary of R&G Financial Corporation (the "Corporation"), a corporation duly organized and existing under the laws of the Commonwealth of Puerto Rico, HEREBY CERTIFY:

                  FIRST: That at an Extraordinary Meeting of the Corporation's Board of Directors duly held in March 21, 2002, at which quorum was present and acting throughout, a resolution was duly adopted setting forth a proposed amendment to the first sentence of Article IV of the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate of Incoprpoation") to increase the total number of shares of all classes of capital stock that the Company is authorized to issue from NINETY MILLION (90,000,000) to ONE HUNDRED TWENTY MILLION (120,000,000) and, specifically, to (i) increase the authorized Class B Common Stock (as such term is defined in the Certificate of Incorporation) from FORTY MILLION (40,000,000) to SIXTY MILLION (60,000,000) and (ii) increase the authorized Preferred Stock (as such term is defined in the Certificate of Incorporation) from TEN MILLION (10,000,000) to TWENTY MILLION (20,000,000).

                  SECOND: That the foregoing amendment was duly presented for stockholder approval at the annual meeting of stockholders of the Corporation duly held on April 30, 2002, at which quorum was present and acting throughout, and that pursuant to the provisions of Article X of the Corporation's Certificate of Incorporation and Article 8.02 of the Puerto Rico General Corporation Law of 1995, as amended, the amendment was duly approved at such meeting by the affirmative vote of a majority of all of the issued and outstanding shares of common stock entitled to vote at such meeting.

                  THIRD: That the first sentence of Article IV of the Company's Certificate of Incorporation is hereby amended to read as follows:

                  The total number of shares of all classes which the Corporation shall have the authority to issue is ONE HUNDRED TWENTY MILLION (120,000,000) shares, consisting of FORTY MILLION (40,000,000) shares of Class A Common Stock, par value $0.01 per share (hereinafter called the "Class A Common Stock"), SIXTY MILLION (60,000,000) shares of Class B Common Stock, par value $0.01 per share (hereinafter called the "Class B Common Stock"), and TWENTY MILLION (20,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter called the "Preferred Stock").


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                  IN WITNESS WHEREOF, I, as Secretary of the corporation, have duly executed this Certificate of Amendment in San Juan, Puerto Rico, this 9th day of May, 2002.




                                               /s/ Enrique Umpierre-Suarez
                                               ---------------------------------
                                               Enrique Umpierre-Suarez
         [CORPORATE SEAL]                      Secretary